Exhibit 10.1

Agreement of capital injection and
equity transfer of Shandong Fuyuan
Equipment Installation Co., Ltd.

     Among Henan Desheng Boiler
 Installation Co., Ltd., and Shandong Fuyuan
Equipment Installation Co., Ltd.

Original Shareholder (Hereinafter collectively called “Party A”):): Shisen Zhang

New Shareholder(Hereinafter collectively called “Party B”):): Henan Desheng Boiler Installation Co., Ltd.

Party C(Hereinafter collectively called “The Company”):): Shandong Fuyuan Equipment Installation Co., Ltd.

Based on equality and mutual benefit's principle, after the friendly consultation, Party A agrees that Party B inject capital into the company, and purchase Party C’s stockholder's rights, all parties agree upon the following contract terms:

Article 1

Definitions:

"Capital injection" refers to the injection from Party B to the Company under "the People's Republic of China Law of corporation" and this agreement.

"Original Shareholder" refers to the shareholder before capital injection, which is Party A;

"New Shareholder" refers to Party B, Henan Desheng Boiler Installation Co., Ltd.;

"The Parties" refers to Party A, Party B and the Company.

Article 2

Capital injection and acquisition of stock

The Parties agree that Party B, according to provisions of this contract, inject RMB 7,160,000 into Party C to increase its registered capital, and pay RMB 55,840,000 to Party A as consideration for 60% interest in Party A. When the capital injection completes, Party C’s registered capital will be RMB 50,160,000. The transaction should be accomplished within 30 days after the signing of this agreement.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE ORIGINAL SHAREHOLDER

The original shareholder represents and warrants that the board of directors of the Company has called shareholders’ meeting in view of this agreement's capital matters. All shareholders or their consignees attended the meeting reached consensus on capital and the capital conditions under this agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARTY B

1. Party B warrants that it is a legal person set up based on the law of People's Republic of China, and have the complete capacity and corporate investment qualifications. In any situation, if the legal limit causes Party B not to be able to act the investment under this agreement, Party B has the duty to impel a related party within the group, which is approved by the Parties, to carry the rights and obligations under this agreement.

2. Party B has got valid approval from its articles of association and bylaws on the capital injection under this agreement. Party B 's representative who signs this contract on behalf of Party B, is legitimate and authorized to sign this agreement on behalf of Party B

Article 5

Change of the Company's stockholder's rights proportion and registered capital after the capital injection and stock acquisition

1. After the capital injection and stock acquisition, the Company's stockholder's rights structure is as follows, Party A owns 40% registered capital of the Company, and Party B owns 60% registered capital of the Company.

2. With the common consent of the board of directors, the Company may increase the registered capital. Unless written agreement is reached, the Parties are entitled to increase registered capital according to the investment proportion. Party A is entitled to transfer its right to increase registered capital to a third party which is approved by the Parties. In case either party fails to pay for the increased registered capital, the other parties have the priority to subscribe it. However, it does not waive the responsibility of the party for breaching the agreement of paying for the increased registered capital.

3. With the common consent of the board of directors, the Company may issue registered capital to a third party other than the shareholders of the Company. Specific financing plans and use of proceeds should be authorized by the board of directors of the Company.

4. The Parties agreed that, unless following this agreement, the articles of association of the Company and corresponding laws, and agreed by the Parties and the board of directors of the company, either party shall sell, assign, transfer, mortgage, guarantee or otherwise dispose of any shares of the Company or the rights and interests arising

Article 6

Capital injections and stock acquisition of Party B

1. Party B invested RMB 63,000,000, of which RMB 7,160,000 as registered capital, and RMB 55,840,000 for the purchase of RMB 30,096,000 million on equity prices. On receipt of such capital increase in funds, the Company shall apply for registration of equity-related changes.

2. After the capital injection and stock acquisition, Party A owns 40% registered capital of the Company, and Party B owns 60% registered capital of the Company. 3?Within 15 working days after the signing of this agreement, the Parties agreed Party B (or third-party team employed by Party B) to conduct financial due diligence on the Party C. If significant financial problems found, Party B is entitled to terminate this capital injection and stock acquisition.

Article 7

REPRESENTATIONS AND WARRANTIES OF PARTY A

1. Party A shall be responsible for or guarantee the following): Party A ensure the existing tangible and intangible assets of Party C (including but not limited to, land, real estate, machinery and equipment, patents, technology, etc.) does not exist to set any mortgage, pledge or guarantee, and recourse against any third party, or , all the responsibilities arising therefrom is for Party A to bear.

Article 8

Profit distribution of the Company

1 .According to provisions of company law, the Company should accrue the statutory surplus reserve fund and statutory public welfare fund from profits after taxes.

2. The board of directors decides the proportion of discretionary fund according to the profitability of each year.

3. Before the company's accumulated losses is filled before the profits may not be distributed.

4. The Company's profits, after treatment in the preceding paragraphs, are distributed according to the proportion of equity by the parties. Specific distribution plan should be subject to board approval.

Article 9

The dissolution and liquidation of the company

1. Whenever one of the following circumstances occurs, either party (except for the party caught in the dissolution or bankruptcy of the fourth item, the party under major changes of the fifth item, the party of non-performance of the sixth item) is entitled to dissolve the company: 1. In any given year a serious loss (loss more than RMB 5 million, but the first year after the capital injection from this limit), and can not continue to operate; 2. Three years consecutive losses after the capital injection from Party B; 3.The Company fails to achieve their business purposes, the board perceive it no future development of the future; 4.Either party be dissolved or trapped in bankruptcy; 5.Major changes occurred on control over the operation of either merger, restructuring, acquisitions and other events.; 6.Either party not to fulfill the capital injection contract and related contracts, agreements, obligations under the articles of association, and adversely affected the business; 7.Government actions or laws of the State result in the company can not operate normally;

2. When the company is dissolved according to the preceding paragraph, or the operation is terminated, the board shall form a liquidation committee to conduct liquidation in accordance with the following methods): 1. Following the procedures provided by law to pay taxes, pay staff wages, repayment of debt, etc.; 2. The remaining property of the company, which has been dealt according to the first item is used to repay the Parties to return the original investment (intangible forms of investment return is not the list of priority), if there is remaining, it shall be allocated by the proportion of shares of the parties.; 3.Property of the company is owned by all the tangible and intangible assets, of which the property can not be directly realized by the company in liquidation, the board shall approve the price and sell them to others (shareholders have preemptive rights).

Article 10

Duty of confidentiality

1. The contract terms and conditions, and with this agreement or the performance of this agreement involved in the process of this agreement or the company's business secret or technological secrets are confidential information to any third party, except the contracting parties and the project related officers, directors, employees, agents and professional advisors;

2. If required by law the Parties shall disclose to the government, the public or shareholders on the information about this document or the document submitted to the relevant agencies for the record, should consult with the other party for the presentation or record three working days before the disclosure decision, the other party, according to its own interests, shall do part of the confidential treatment;

3. When the Company signed the agreement after the completion of capital increase process, the parties may issue press releases to disclose information about this event, on condition that the press release does not disclose any financial terms and that the release of the final format and content should be prior written approved from other parties.

4. This confidential policy covers the two sides in the discussion generated during the project all the information and text (must be clearly marked "confidential"), unless otherwise specifically secrecy and signed after the date of this memorandum.

Article 11

Liability for breach of agreement

The failure by a Party to comply with or perform any agreement, covenant or obligation to be complied with or performed by such Party in accordance with this agreement or its attachment, such failure is given to the defaulting party, in the case all parties breaching the agreement, according to the actual situation, the parties shall bear their responsibilities and indemnify for the damage (if any) respectively, which should include the cost of the other party to achieve the right

(including legal fees).

Article 12

Force majeure

In case of earthquake, typhoon, flood, fire, war or other force majeure events which cannot be prevented or avoided, any party cannot comply with the agreement, the party should notice other parties through telegraph, facsimile or other electronic forms immediately, and send files in 15 days including a detailed report of the force majeure, the reason that the Agreement cannot be performed or should be delayed and the measures to be taken to mitigate the effects of the force majeure event. According to the influence of the performance of the Agreement, all parties decide whether to terminate the Agreement or to exempt part of the obligation of the Agreement, or to delay the performance of the Agreement through discussing.

Article 13

Applicable law and jurisdiction

1. This agreement shall be governed by, and construed in accordance with, the laws of the People's Republic of China.

Any dispute arising from the performance of this Agreement shall be solved through the Parties’ negotiation; in case no agreement is reached, the dispute shall be submitted to the Lender’s local court for litigation.

2. Besides the disputed part of the ongoing litigation, the Agreement should be continued to perform.

Article 14

Miscellaneous

1. The agreement is signed by both parties on July 1, 2010, and comes into effect as of the date which all parties signed and sealed.

2. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

3. If any provision of this contract is invalid or unenforceable due to the law applicable, then that provision shall be deemed not to exist from the beginning and shall not affect the validity of other provisions of this contract, the contract should be in a legal range and consulted within the new provisions, to ensure maximum realization of the intention of the original terms.

4. The Parties agree, after capital injection, the Company will modify the articles of association in accordance with the provisions of this contract , and the revised articles of association will be submitted for the record of commerce registration.

5. The agreement may be executed in three counterparts, the three parties hold one copy respectively, each of which will constitute an original.

[Signature Page Follows]

Party A):

Party B):

Henan Desheng Boiler Installation Co., Ltd.

By:

Party C):

Shandong Fuyuan Equipment Installation Co., Ltd.

Date: July 1st, 2010